Exhibit 99.3

NEWS RELEASE

for immediate release

inTEST to Restate Third Quarter and First Nine Months 2023 Financial Statements

MT. LAUREL, NJ, March 12, 2024 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), announced today that it plans to restate its previously issued consolidated financial statements for the third quarter and nine months ended September 30, 2023. The restatement pertains to deferral of revenue related to purchases on behalf of certain customers associated with “last time buys” of discontinued material/components for potential future orders.

Preliminary indications are that the third quarter 2023 restatement is expected to result in a decrease in revenue of approximately $1.7 million and an increase in deferred revenue on the balance sheet by the same amount. After also deferring associated costs and the tax effect, net income is expected to be approximately $700,000 lower for the third quarter 2023. After giving effect to this change, earnings per diluted share for the third quarter 2023 as previously reported is expected to be reduced from $0.24 to $0.19.

The deferral of revenue is also expected to have a small impact on previously announced preliminary fourth quarter results. Fourth quarter 2023 revenue is now expected to be approximately $27.9 million with net earnings of $1.5 million, or $0.12 per diluted share.

The Company intends to amend and file its third quarter 2023 10-Q/A as soon as practical. Investors should no longer rely upon the Company’s previously released financial statements for the third quarter and nine months ended September 30, 2023. Similarly, prior related press releases, earnings releases, and investor communications describing the Company’s financial statements for those periods and preliminary results reported for the fourth quarter ended December 31, 2023 should no longer be relied upon. The Company also intends to file its 2023 10-K as soon as practical and expects to host a conference call following the filing and release of fourth quarter 2023 financial results. Based on the matters underlying the restatement, the Company expects to report a material weakness in its internal control over financial reporting.

About inTEST Corporation
inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit intest.com.

Preliminary, Unaudited Financial Disclosures
The data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by management and compilation of actual results.  Our closing procedures for the year and quarter ended December 31, 2023 are not yet complete.  Our management's estimates are based upon preliminary information currently available from our business segments and extrapolation from that information.  While we expect that our results will be consistent with these preliminary and unaudited estimates, our actual results may differ materially from these preliminary estimates.

This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time the closing procedures for the fiscal year and quarter are completed.

inTEST to Restate Third Quarter and First Nine Months 2023 Financial Statements

March 12, 2024

All the data presented above has been prepared by and is the responsibility of our management.  Our independent registered public accounting firm has not completed its audit procedures with respect to our accompanying preliminary financial data.  Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this data.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “expects,” “intends,” “may,” “plan,” “potential,” “preliminary,” “estimate,” “extrapolate,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, achieve high single-digit growth in 2023, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

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Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908